Exhibit 107

CALCULATION OF FILING FEE TABLES

FORM S-4

(Form Type)

Orthofix Medical Inc.

(Exact Name of Registrant as Specified in Its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.10 per share	Other	18,510,737	N/A	$269,901,925	0.00011020	$29,744
Fees Previously Paid	—	—	—	—	—	—	—	$0.00
Total Offering Amounts						$269,901,925		$29,744
Total Fees Previously Paid								—
Total Fee Offsets								—
Net Fee Due								$29,744

(1)

The number of shares of Orthofix common stock to be issued in connection with the merger described herein is based upon an estimate of maximum number of shares of common stock, par value $0.10 per share, of Orthofx Medical Inc. (“Orthofix”) issuable to holders of common stock, par value $0.01 per share, of SeaSpine Holdings Corporation (“SeaSpine”) and to holders of certain SeaSpine options, restricted stock units, exchange rights and ESPP purchase rights, in connection with the proposed merger described in this registration statement. The maximum number of shares of Orthofix common stock issuable pursuant to the merger was calculated by multiplying 0.4163, the exchange ratio in the merger, by the sum of (i) 37,202,800, the number of shares of SeaSpine common stock outstanding as of October 7, 2022, (ii) 4,668,856, the number of shares of SeaSpine common stock issuable upon the exercise of SeaSpine options outstanding as of October 7, 2022, (iii) 1,143,951, the number of shares of SeaSpine common stock issuable in respect to SeaSpine restricted stock units outstanding as of October 7, 2022, (iv) 1,248,648, the number of shares of SeaSpine common stock issuable upon the exchange of shares of capital stock of 7D Surgical ULC, and (v) 200,642, the number of shares of SeaSpine common stock estimated to be issuable pursuant to rights outstanding as of October 7, 2022 upon SeaSpine’s 2015 Employee Stock Purchase Plan, as amended (the “SeaSpine ESPP”) (assuming that all participants in the SeaSpine ESPP as of such date were to continue through the next regularly scheduled exercise date under the SeaSpine ESPP).

(2)

Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”), and calculated pursuant to Rules 457(f)(1) and 457(c) under the Securities Act. The proposed maximum aggregate offering price of the Orthofix common stock was calculated in accordance with Rule 457(c) under the Securities Act as (x) $6.07, the average of the high and low prices per share of SeaSpine common stock on November 3, 2022, as quoted on the Nasdaq Global Select Market, multiplied by (y) 44,464,897, the estimated maximum number of shares of SeaSpine common stock that may be exchanged or converted in the merger described herein.